CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Entech Environmental Technologies, Inc.

We hereby consent to the use of our report dated June 19, 2007, with respect to the financial statements of Pacific Industry Holding Group Co., Ltd. in the Registration Statement of Entech Environmental Technologies, Inc. on Form S-1 to be filed on or about March 26, 2008. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
March 25, 2008